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                                                                  Exhibit 13(A)

                              ADMINISTRATION AGREEMENT


     AGREEMENT made this 30th day of June 1971 by and between Franklin Life Variable Annuity Fund A, a separate account established pursuant to Article XIV-1/2 of the Illinois insurance code (the "Fund') and The Franklin Life Insurance Company an Illinois corporation (the 'Company').

                               W I T N E S S E T H :

     WHEREAS the Fund and the Company wish to enter into an agreement setting forth the terms on which the Company will (1) perform sales and administrative services for the Fund, (2) assume certain expenses of the Fund and (3) assume certain mortality and expense risks under contracts which depend in whole or in part on the investment performance of the Fund;

     WHEREAS the Fund and Franklin Financial Services Corporation ("FFSC"), a Delaware corporation and wholly-owned subsidiary of the Company, are this day entering into an Agreement under which FFSC will serve as principal underwriter for the Fund;

    NOW, THEREFORE, in consideration of the covenants and mutual promises of the parties made to each other, it is hereby covenanted and agreed as follows:

    1.   SERVICES TO BE PROVIDED AND EXPENSES TO BE ASSUMED BY THE COMPANY.
The Company hereby agrees that until the termination of the employment of FFSC as principal underwriter for the Fund, the Company will provide, or provide for, in its offices and will assume:


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          (i) All services and expenses required for the administration of those contracts of the Company which depend in whole or in part on the investment performance of the Fund, and are sold by the Company prior to such termination (the "Contracts"); and (ii) all services and expenses required for administration of the Fund other than services and expenses relating to the management of investments or the sale and administration of the Contracts, it being understood that the services and expenses provided by the Company under this clause (ii) include all legal and accounting services to the Fund for which fees and expenses are incurred, and the bearing of the cost of such indemnification to the members of the Board of managers of the Fund and the officers agents or employees of the Fund as is provided by the Pund in its Rules and Regulations.

          In the event that the employment of FFSC as principal underwriter for the Fund is terminated, the Company will thereafter (i) continue to provide or provide for, in its offices and will assume all services and expenses required for the administration of the Contracts and (ii) continue to assume its allocable share of the expenses of the Fund for administrative services of the nature set forth in Clause (ii) of the preceding paragraph. Such allocable share shall be equal to the ratio of the value of the total assets of the Fund which are attributable to the Contracts to the value of the total assets of the Fund.

     Notwithstanding the foregoing, however, the Company shall not be obligated to pay, and the Fund shall pay, (i) taxes, if any, based on the income off' capital gains of, assets in, or existence of, the Fund, (ii) taxes, if any, in connection with the acquisition, disposition or transfer of assets of the Fund,
(iii) commissions or other capital items


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payable in connection with the purchase or sale of the Fund's investments, and
(iv) interest an account Of any borrowings by the Fund.

     Furthermore, the Company shall not be obligated to pay under this agreement the investment management fee referred to in the Fund's Investment Management Agreement of even date herewith or the expenses of the nature borne by the investment manager thereunder, or any other fee for investment management or advisory services or investment expense.

     The services of the Company to the Fund under this agreement are not to be deemed exclusive and the Company shall be free to render similar services to others, including without limitation such other separate accounts as are now or may hereafter be established by the Company.

      2. PUBLIC ACCOUNTANT'S REPORT. The Fund shall cause its books and accounts to be audited at least once each year by a reputable, independent public accountant or firm of public accountants who shall render a report to the Fund.

     3. ASSUMPTION OF MORTALITY AND EXPENSE RISKS BY THE COMPANY. The Company hereby agrees to assume at its expense such mortality and expense risks as are set forth in the Contracts.

     4. COMPENSATION TO BE PAID TO THE COMPANY. For assuming the expenses and providing the services and assuming the mortality and expense risks set forth above, the Company shall receive and accept as full compensation therefor: All charges, fees and deductions specified in the Contracts and described in a Prospectus forming a part of an effective Registration Statement under the Securities Act of 1933


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with respect to the Contracts (a "Prospectus"), other than the charges, fees and deductions for investment management services and the sales deductions.

     Due to the operation of the assumption of mortality and expense risks and deductions therefor under the Contracts, imbalances may develop between the total assets of the Fund attributable to the Contracts and the liabilities under the Contracts. If such liabilities should exceed such assets, the Company will from time to time, but not less often than annually make sufficient transfers of cash to the Fund to eliminate the deficit. Conversely, if such assets should exceed such liabilities, the Company shall be entitled for the account of its general funds to withdraw such excess in cash from the Fund from time to time.

     As between the Fund and the Company, the Fund shall provide funds for the making of payments to the owners of Contracts pursuant to the terms of the Contracts, except that the Company shall make.payment to the Fund, as specified herein, to eliminate any deficit or imbalance in the Fund, pursuant to the assumption of mortality and expense risks by the company as set forth in the Contracts; but nothing herein contained affects the Company's liability to the owner of a Contract pursuant to its terms.

     5. INTERESTED AND AFFILIATED OFFICERS. It is understood that members of the Board of Managers, officers, employees or agents of the Fund may also be directors, officers, employees or agents of the Company. It is also understood that the Company may have the financial interest in the Fund set forth in
Section 4 above.

     6. AGREEMENT REGARDING INVESTMENT MANAGEMENT EXPENSES. The Fund hereby agrees that it shall not pay compensation for investment management or


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advisory services with respect to Contracts which are issued by the Company while the Investment Management Agreement between the Fund and the Company of even date herewith is in effect, which compensation is in excess of the rate specified in Section 2 of the Investment management Agreement of even date herewith.

     7. FORM OF CONTRACTS. As long as FFSC is acting as principal underwriter for the Fund hereunder, FPSC and the Company will have the exclusive right as between them and the Fund to determine the form and substance of the Contracts, subject to all applicable, provisions of federal and state law; but no Contract sold while the Investment Management Agreement between the Fund and the Company of even date herewith remains in effect shall provide for a deduction, charge or fee for investment management or advisory services at a rate in excess of the rate specified in Section 2 of such Investment Management Agreement.

     8. LIABILITY OF COMPANY. in the absence of gross negligence or willful misconduct in the performance of its duties or of reckless disregard of its obligations and duties under this agreement, neither the Company nor any of its officers, directors, employees or agents shall be subject to liability for any act or omission in the course of, or connected with, rendering services or performing its obligations hereunder.

     9. TERMINATION AND AMENDMENT. Anything in this agreement to the contrary notwithstanding, in the event that the employment of FFSC as principal underwriter is terminated, all of the provisions hereof and the rights and obligations of the parties hereunder shall continue in effect so long as any of the Contracts are outstanding. This agreement may be amended or terminated at any time by mutual consent of the parties.

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     IN WITNESS WHEREOF the parties hereto have caused this agreement to be executed on the day and year first above written.


                                   FRANKLIN LIFE VARIABLE ANNUITY FUND A

                                   --------------------------------------
                                        Chairman of the Board of Managers


                                   THE FRANKLIN LIFE INSURANCE COMPANY

                                   By:
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